Exhibit 99.28(d)(xxvii)

SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT

This SECOND AMENDMENT to the Sub-Advisory Agreement (as defined below) is made and effective as of July 27, 2017 (the “Amendment”), by and among OLD WESTBURY FUNDS, INC. (the “Fund”), BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”), and MONDRIAN INVESTMENT PARTNERS LIMITED (the “Sub-Adviser”). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Sub-Advisory Agreement.

WHEREAS, the Fund, the Adviser and the Sub-Adviser are parties to the Sub-Advisory Agreement, dated as of July 19, 2011 (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser provides certain investment advisory services, as described therein, for the Old Westbury Small & Mid Cap Strategies Fund (formerly known as the Old Westbury Small & Mid Cap Fund and the Old Westbury Global Small & Mid Cap Fund) (the “Portfolio”) or a designated portion of the assets of the Portfolio; and

WHEREAS, the Fund, the Adviser and the Sub-Adviser desire to amend the Sub-Advisory Agreement to reflect the discontinuation of the Sub-Adviser’s Emerging Markets Small Cap Equity strategy with respect to the Portfolio.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Effective the earlier of thirty (30) days from the date first written above or such time at which the assets comprising the Sub-Adviser’s Emerging Markets Small Cap Equity strategy have been liquidated, all references to the Emerging Markets Small Cap Equity strategy, including any reference to a minimum account level for such strategy, in the Sub-Advisory Agreement are hereby deleted.

2. The Sub-Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the date first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ David Rossmiller
Name:	David Rossmiller
Title:	President & CEO

BESSEM	ER INVESTMENT MANAGEMENT LLC

By:	/s/ Rebecca Patterson
Name:	Rebecca Patterson
Title:	President

MONDRIAN INVESTMENT PARTNERS LIMITED

By:	/s/ Clive Gillmore
Name:	CLIVE GILLMORE
Title:	CEO & Group CIO